Exhibit 99.1

Abercrombie & Fitch Co. Appoints Robert Ball as Chief Financial Officer
As part of company’s disciplined approach to succession planning, tenured company finance leader of 20+ years promoted to CFO; Scott Lipesky to continue as Chief Operating Officer

New Albany, Ohio, Nov. 26, 2024 (GLOBE NEWSWIRE) -- Abercrombie & Fitch Co. (NYSE: ANF) today announced the promotion of veteran Finance leader Robert Ball to Chief Financial Officer, effective November 20, 2024. In his new role, Ball will serve on the company’s executive leadership team and continue to report to Scott Lipesky, Executive Vice President and Chief Operating Officer.

Ball, previously the company’s Senior Vice President of Corporate Finance, Investor Relations, and Treasury, brings nearly 22 years of experience leading key Abercrombie & Fitch Co. (A&F Co.) Finance and Strategy functions to the role. Lipesky, who served as the company’s CFO since 2017, was promoted to COO in May 2023, and will remain in that role, leading the company’s global operations and growth strategies, while driving financial discipline, capital allocation and efficiency.

Commenting on the appointment, Fran Horowitz, Chief Executive Officer, said, “With Scott’s promotion to COO, we had an opportunity to elevate a very talented leader in our Finance organization, and I’m pleased to welcome Robert to his new role as CFO. He has worked in close partnership with me and our entire executive leadership team to help architect A&F Co.’s transformation and successfully execute the turnaround of our brands and business.” She added, “With his decades of experience at the company, Robert is uniquely qualified to have an immediate impact as he continues to help drive our strategies forward.”

“I'm excited to take on the role of CFO at this stage of A&F Co.’s journey,” said Ball. “As much as we’ve achieved over the last several years, there is tremendous opportunity ahead. I look forward to continuing to work closely with Fran, Scott and our brand and regional leaders to deliver on our long-term growth ambitions.”
Prior to being appointed CFO of the company, Ball held several finance leadership positions at A&F Co., including CFO of the Abercrombie & Fitch and abercrombie kids brands, in addition to roles in financial reporting, financial planning and analysis, and corporate finance. He also led the transformation management office. Before joining the company in 2003, Ball started his career as a financial advisor at Merrill Lynch.

About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. (NYSE: ANF) is a global, digitally led, omnichannel specialty retailer of apparel and accessories catering to kids through millennials with assortments curated for their specific lifestyle needs.
The company operates a family of brands, including Abercrombie & Fitch and Hollister, each sharing a commitment to offer products of enduring quality and exceptional comfort that support global customers on their journey to being and becoming who they are. Abercrombie & Fitch Co. operates 750+ stores across North America, Europe, Asia and the Middle East, as well as the e-commerce sites abercrombie.com, abercrombiekids.com and hollisterco.com.

Investor Contact:	Media Contact:

Mo Gupta	Kate Wagner
Abercrombie & Fitch Co.	Abercrombie & Fitch Co.
(614) 283-6751	(614) 283-6192
Investor_Relations@anfcorp.com	Public_Relations@anfcorp.com